Collins & Aikman

                          Collins & Aikman Corporation
                              701 McCullough Drive
                                 P.O. Box 32665
                              Charlotte, NC 28232


A. Dennis Mahedy                 NEWS RELEASE               (704) 548-2072
Treasurer                                              Fax: (704) 548-2330


                                           Contact: A. Dennis Mahedy
                                                    Treasurer
                                                    (704) 548-2072

                                                    J. Michael Stepp
                                                    Executive Vice President
                                                    & Chief Financial Officer
                                                    (704) 548-2395


                           COLLINS & AIKMAN COMPLETES
                           JPS AUTOMOTIVE TRANSACTION

             LEADERSHIP POSITION STRENGTHENED IN NORTH AMERICAN
                        AUTOMOTIVE INTERIOR TRIM MARKET

        Charlotte, North Carolina--December 11, 1996--Collins & Aikman Corporation (NYSE:CKC) announced today that Collins & Aikman has completed the previously-announced acquisition of the business of JPS Automotive L.P., a subsidiary of Foamex International, Inc. (NASDAQ:FMXI). JPS Automotive, which reported 1995 revenues of $312.1 million, provides automotive carpet trim and textiles to both domestic and non-U.S. Automotive manufacturers in North America.

        The purchase price is a total of approximately $220 million (subject to adjustment), consisting of $194 million of indebtedness of JPS Automotive and $26 million in cash to Foamex. Collins & Aikman also purchased a minority interest in a JPS Automotive subsidiary for $10 million.

        "As a major supplier of quality products to such manufacturers as General

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Motors, Ford, Chrysler, Honda, Nissan and Toyota, JPS Automotive is a welcome addition to our automotive interiors business," said Thomas E. Hannah, chief executive officer of Collins & Aikman. "This acquisition is an important building block in our strategy to grow our automotive business and to become a full system supplier of automotive interior trim on a global basis."

        "JPS Automotive enables us to expand on our number one positions in North America in automotive bodycloth and carpet," Hannah continued. "Equally important, JPS Automotive headliner fabrics will provide important synergies with our existing product lines, opening up additional opportunities for supplying interior systems."

        In connection with the JPS Automotive purchase, Collins & Aikman and Foamex are entering into certain supply agreements wherein Foamex will supply Collins & Aikman with certain products utilizing Foamex's proprietary foam-backed SMT(TM) automotive carpet system technology.

        JPS Automotive is based in Greenville, South Carolina and has six manufacturing, distribution and sales facilities in South Carolina, North Carolina and Michigan, as well as a joint venture in Mexico.

        Foamex is the largest manufacturer and marketer of flexible polyurethane foam and foam products in North America.

        Collins & Aikman Corporation is a major supplier of textile and plastic trim products and convertible top systems to the North American automotive industry.